D ISTRIBUTION AGREEMENT

THIS Distribution Agreement (this "Agreement") is entered into and effective as of March 22, 2004, by and between GURU DENIM, INC., a California corporation (the "Manufacturer"), and AREA 142 Limited "Distributor").

RECITALS

    Manufacturer is engaged in the business of manufacturing, promoting, and selling wearing apparel for the purpose of distribution at wholesale including, but not limited to, jeans under the trademark "True Religion Brand Jeans" or as otherwise determined by Manufacturer in its sole discretion (the "Articles").

    Manufacturer will apply for the registration of its Trademarks (defined hereafter) in the Territory (defined hereafter). Manufacturer makes no guarantee that it will be able to register the Trademarks in any part of the Territory. In the event that Manufacturer is notified that it is not able to register its Trademarks in any part of the Territory, then Manufacturer shall have the right to revoke this Agreement at any time during the Term (defined hereafter) with respect to that part of the Territory.

    Manufacturer has created substantial goodwill and value in its Trademarks by adopting a policy which limits the distribution of the Articles to only those retail outlets which conform to Manufacturer's strict standards for appearance, image, reputation, clientele, and overall quality.

    Distributor is experienced in the marketing of similar clothing items and is familiar with the market in the Territory for such products and the kinds of retail outlets that generally meet Manufacturer's standards.

    Manufacturer desires to appoint Distributor as, and Distributor desires to be, the exclusive distributor for the Articles in the Territory.

    All of the foregoing Recitals are conditioned upon and subject to the representations and warranties and terms, conditions, covenants, and promises set forth herein.

NOW, THEREFORE, Manufacturer and Distributor, in consideration of the following mutual covenants and promises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

AGREEMENT

    Definitions.

      "Design Rights" shall mean the rights, including copyrights, patterns, patents, design patents and Trade Secrets (defined hereafter), in and to any designs for the Articles and to any prints, package designs, packaging, labels, tags, advertising or promotional material, and any other designs using or used in conjunction with the Trademarks (defined hereafter).

      "Territory" shall mean the territory of United Kingdom and Ireland.

      "Trademarks" shall mean the trademarks, service marks, logos, slogans, and other identifying marks of Manufacturer to which Distributor shall obtain the rights set forth herein, including the trademark "True Religion Brand Jeans."

      "Trade Secrets" shall mean information including any formula, pattern, compilation, program, device, method, technique or process, or any information concerning the business or plans of Manufacturer which information is not generally known to the public, is the subject of Manufacturer's reasonable efforts to maintain as secret, and from which Manufacturer derives independent economic value, actual or potential.

    Appointment of Distributor.

      Appointment. Manufacturer hereby appoints Distributor as the exclusive distributor in the Territory for the sale of the Articles (and only the Articles) during the Term (defined hereafter) of this Agreement, which appointment Distributor accepts, on the terms, and subject to the conditions, of this Agreement.

      Sub-Distributors. Distributor shall not appoint any sub-distributors for any of the Articles without first obtaining the written consent of Manufacturer, which Manufacturer may grant or deny in its sole discretion.

    Term of the Agreement. The term of this Agreement shall commence on the date of this Agreement (the "Commencement Date") and continue until the termination date which shall be two years (the "Term"), at which time it shall terminate unless sooner terminated in accordance with Section 8 or any other applicable provision of this Agreement; provided, however, that the following minimum order requirements (each is referred to as a "Minimum Order Requirement") are met:

      Between the Commencement Date and March 25, 2005, Distributor must purchase a minimum of 3,000 pieces of the Articles at Manufacturer's wholesale prices with a minimum aggregate purchase price of $175,000.

      Between March 26, 2005 and March 25, 2006, Distributor must purchase a minimum of 6,000 pieces of the Articles at Manufacturer's wholesale prices with a minimum aggregate purchase price of $350,000.

    In the event that any Minimum Order Requirement is not met, then Manufacturer may terminate this Agreement without any notice.

    Responsibilities of Manufacturer.

      Exclusivity. Manufacturer agrees not to appoint any other distributor for the sale of the Articles within the Territory during the term of this Agreement. Manufacturer shall refer to Distributor all inquiries from customers for delivery of the Articles within the Territory, except as specifically set forth in this Agreement.

      Resale of Articles by U.S. Accounts of Manufacturer. Manufacturer shall ensure that Articles sold by Manufacturer outside of the Territory shall not be resold anywhere in the Territory or shipped to anywhere in the Territory during the Term.

    Distributor's Obligations.

      Distributor's Representations. Distributor represents and warrants that Distributor has, and shall maintain throughout the Term, adequate facilities, financing, and personnel to perform, at Distributor's own expense, Distributor's obligations under this Agreement, including, but not limited to, the payment of all invoices for the Articles when due.

      Payment of Invoices. All invoices for the Articles shall be paid as follows: (i) Distributor shall pay one hundred percent (100%) of the total of each order at the time an order is shipped by Manufacturer by wire transfer. Product will be invoiced by manufacturer to distributor at 75% of the U.S. wholesale price.

      Shipment of Articles. Distributor shall be responsible for all shipping costs and expenses related to the shipment of the Articles ordered by Distributor hereunder. The Articles shall be purchased by Distributor ex-warehouse Manufacturer's storage facility at Los Angeles, California. Manufacturer shall not be responsible either to arrange for clearance of the Articles through customs or for the actual clearance or failure of clearance of the Articles through customs.

      Distributor's Obligations as Distributor. In consideration of its appointment as exclusive distributor for the Territory, Distributor shall do each of the following:

        Best Efforts. Distributor shall use its best efforts to promote vigorously and aggressively the sales of the Articles, create an increasing demand and market position for the Articles, and maintain and enhance the goodwill of the Articles, Trademarks and Manufacturer;

        Office, Facilities, Organization. Distributor shall maintain a reasonable sales organization and reasonable administrative, warehouse and distribution facilities capable of handling promptly and efficiently all purchase requests and capable of supplying the Articles to the Territory as required by this Agreement;

        Insurance. Distributor shall maintain in force at all times during the term of this Agreement a general liability insurance, including coverage for product liability (if applicable), adequate to protect Distributor against other hazards and liabilities of its business. The form of insurance, as well as the carrier, shall be acceptable to Manufacturer in its sole discretion, and the amount of coverage shall be a minimum of One Million Dollars ($1,000,000) per occurrence or Two Million Dollars ($2,000,000) in the aggregate. Manufacturer shall be named as an additional loss payee. The policy shall provide for ten (10) days written notice to Manufacturer from the insurer by certified mail, return receipt requested, in the event of any modification, cancellation or termination. Distributor agrees to furnish Manufacturer with a certificate of insurance evidencing same within thirty (30) days after the execution of this Agreement. In no event shall Distributor make any transactions with respect to the Articles prior to receipt by Manufacturer of such evidence of insurance;

        Complaints. Distributor shall reasonably advise Manufacturer promptly of any information which may come to Distributor's attention as to charges, complaints or claims about Manufacturer or any of the Articles from Distributor's customers or any other person or company;

        Compliance with Law. To the best of Distributor's knowledge, Distributor shall act in full compliance with all applicable laws, ordinances, regulations, and other requirements, if any, of any and all governmental authorities asserting jurisdiction and shall obtain and maintain all permits, licenses and other consents necessary for the performance of Distributor's duties under this Agreement. Additionally, Distributor shall provide to Manufacturer the appropriate language for all labels, tags, packaging, and other items associated with or attached to the Articles. Distributor understands and acknowledges that any delay in delivering such information to Manufacturer may result in a delay in completion of any order, and Manufacturer shall not be liable for such delay;

        Labeling and Regulatory Requirements. Distributor shall inform Manufacturer of labeling and other regulatory requirements to permit the importation and sales of Articles in the Territory in accordance with applicable laws. Manufacturer shall not make changes to the labeling of the Articles unless so instructed by Distributor. Distributor shall not change or alter in any way the original labeling of the Articles without the express written consent of Manufacturer, which consent may be withheld in its sole and absolute discretion. Distributor may not deviate from such consented alteration;

        Customs Clearance. All shipments shall be at the sole cost, expense and risk of Distributor. The manufacturer is responsible for ensuring that invoices and other documents are accurate; mistakes and expenses caused by manufacturer shall not be the responsibility of distributor and manufacturer shall absorb those expenses. Further, it shall be the sole obligation and risk of Distributor to obtain all necessary clearances of the Articles through customs. Manufacturer shall provide such assistance as may be reasonably required by Distributor (including, without limitation, changing the wording on labels and hangtags, and the like, all in accordance with instructions provided by Distributor pursuant to this Agreement). To the extent that such assistance by Manufacturer increases the cost of the Articles, Manufacturer shall have the right to invoice such additional costs to Distributor, and Distributor must pay such invoiced amount prior to the shipment of the Articles; provided, however, that such additional costs chargeable to Distributor shall not include those costs normally associated with exporting, such as invoicing, certification of origin, and the like. Distributor shall also bear the cost of changing the wording of hangtags and/or labels, but only to the extent that the instructions provided by Distributor to Manufacturer pursuant to this Agreement are incorrect;

        Goodwill. Distributor shall reasonably promote the goodwill and good name of Manufacturer and the Trademarks throughout the Territory, and otherwise do everything in its capacity to further the best interests of Manufacturer. Distributor will not knowingly engage in any unfair trade practice or commit any acts or engage in any transactions which would reflect adversely upon the goodwill of Manufacturer, the Trademarks or the Articles; and

        Reports. No later than fifteen (15) days after the end of each calendar quarter throughout the Term of this Agreement, Distributor shall be required to provide Manufacturer with a detailed a report of Distributor's sales, broken down by retail store and wholesale operations, for the immediately preceding quarter. In addition, Distributor shall report to Manufacturer, from time to time upon request of Manufacturer or more often as necessary, any developments concerning promotion and sale of Articles in the Territory, the status of customers and potential customers, important changes in marketing potential or consumer laws in the Territory, and other aspects of the sale of the Articles in the Territory. Manufacturer agrees to keep all such reports and related information confidential.

      No Sales Outside Territory. Distributor shall not sell any of the Articles outside the Territory or knowingly sell any of the Articles to any person who exports or whom Distributor reasonably believes may export the Articles from the Territory. Distributor shall refer to Manufacturer all inquiries concerning purchases of the Articles for delivery outside the Territory. The rights of distribution granted to the Distributor hereunder shall extend only to within the Territory. Distributor agrees that it will not make any use, nor permit, authorize or sublicense any use of the rights granted hereunder where such usage will or might extend beyond the Territory. Further, Distributor will not sell or permit the sale of the Articles outside the Territory, nor will Distributor knowingly offer or provide any information or assistance concerning the distribution of the Articles or the Trademarks, or sell the Articles to any person, firm or entity who, with Distributor's knowledge, intends or may seek to use or resell the Articles outside the Territory.

      Manner of Distribution of Articles. Distributor acknowledges that the manner and scope of the distribution of the Articles and their availability, variety of selection, colors, and sizes are critical to the promotion and enhancement of the image created by the Trademarks and to the protection of the Trademarks and its associated goodwill. Accordingly, Distributor agrees to the following:

        Wholesalers, Diverters. Distributor shall not sell or distribute any Articles to wholesalers, jobbers, diverters, catalog vendors, or any other entity which does not operate retail stores exclusively. Distributors are allowed to sell to internet retailers, as long as these have a United Kingdom or Ireland domicile ;

        Direct Sales. Distributor shall not sell the Articles directly to the public in retail stores operated by Distributor unless: (i) Manufacturer has given its specific written approval of any such retail store; (ii) all transactions between Distributor and the retail stores are at arm's length and are accurately recorded in the books and records in the same manner as sales to stores owned by other parties, which books and records Manufacturer may audit and copy from time to time; and (iii) all items used for display purposes which bear the Trademarks have been approved by Manufacturer as required by this Agreement;

        Give-aways. Distributor shall provide Manufacturer with a monthly report of all Articles used as give-aways, incentives, prizes or premiums. Manufacturer reserves the right to limit or restrict give-aways or incentives if, in Manufacturer's reasonable discretion, such programs are excessive or detrimental to the goodwill of the Trademarks. Any major promotional programs shall be approved in writing by Manufacturer prior to such promotion;

        Retail Stores. Distributor shall sell the Articles only to retail stores offering comparable high quality and fashion services and promotions commensurate with the quality of the Articles; and

        Used Goods. Distributor shall not sell any Articles that are used without the express prior written consent of Manufacturer. All used Articles approved for sales by Manufacturer shall be clearly marked "Used" and shall bear such other markings as may be required by the rules and regulations then in force in the Territory. All used Articles not approved and/or not sold in accordance with Manufacturer's approval shall be destroyed.

      Government Approvals. Distributor shall take all steps required by any local, provincial, national, or regional agency, government or commission to obtain the necessary licenses, permits, approvals, franchises or authority to carry out its obligations hereunder in compliance with applicable law. Distributor shall immediately provide copies of any communication to or from any such agency, government or commission that relates to or affects this Agreement or the Trademarks. Without limiting the generality of the foregoing, upon the execution of this Agreement, Distributor shall promptly, at Distributor's expense, file, or at the discretion of Manufacturer, assist Manufacturer in filing, with any and all governmental authority, or any department or agency thereof in the Territory, whose approval of this Agreement or whose registration of Distributor is deemed necessary or desirable by counsel to Manufacturer, copies of this Agreement and any and all applications, forms, documents, and exhibits deemed necessary or desirable by such counsel to secure such approvals, and Distributor shall take any and all further actions deemed necessary or appropriate by such counsel to secure such approvals.

      Expenses. Except as otherwise set forth herein, each party shall be responsible for all expenses incurred by it in connection with the implementation of this Agreement, including without limitation salaries, office and travel expenses, advertising and trade shows within or without the Territory, and any and all taxes which may be imposed on that party or the relationship between Manufacturer and Distributor within the Territory. Without limiting the generality of the foregoing, Manufacturer shall bear only such of those expenses as to which it has, by written agreement, given advance approval.

    Sales of Articles.

      Terms of Sale. All sales shall be in accordance with the terms hereof and the standard terms and conditions set forth in Manufacturer's standard purchase order form ("Purchase Order"), as such form may be revised from time to time. In the event of any conflict or inconsistency, the terms and conditions for the sale of the Articles set forth in this Agreement shall supersede and take precedence over any terms and conditions of sale contained in any purchase order, acknowledgment or other printed form of either party. All invoices shall be paid by Distributor in accordance with the terms of Section 5 of this Agreement.

      Returns. All sales of Articles to Distributor are final and Distributor shall have no right to return such Articles to Manufacturer; provided, however, that in the case of defective Articles manufactured by Manufacturer, Distributor shall have the right to return defective Articles to Manufacturer if such Articles were returned after sale by Distributor to a retailer. In such cases, Distributor shall have ninety (90) days after its receipt of the Articles from Manufacturer to return defective Articles. Manufacturer shall pay the freight charges for returned items provided that all such items are shipped to Manufacturer in quantities(not one or two items) and on such terms as are approved by Manufacturer in advance. Goods will be returned for full credit of distributor's cost price.

      Purchase of Samples. Manufacturer shall make available to Distributor, as early as possible one complete set of samples, which Distributor shall purchase at a price equal to fifty percent (50%) of Manufacturer's wholesale price. Payment for the samples shall be due and payable to Manufacturer by Distributor by wire transfer 90 days after shipment.ULD AGREE TO PURCHASE SAMPLES PAYABLE 90 DAYS AFTER RECEIPT (ALTERNATIVELY WE ARE HAPPY TO RETURN THE COLLECTION AT THE END OF THE SELLING PERIOD RATHER THAN PURCHASE THE SAMPLES), FOR THE CURRENT SEASON WE WOULD NOT PAY FOR SAMPLES THAT HAVE ALREADY BEEN SUPPLIED SOME WEEKS AGO TO VINAY FREE OF CHARGE. Thereafter, Manufacturer shall continue to make samples of the Articles available to Distributor that Distributor may purchase on the same terms described in this section.

      Product Orders. Manufacturer undertakes to supply to Distributor such Articles as Distributor orders subject to the terms of this Agreement and any Purchase Order. Manufacturer may refuse any order from Distributor for Articles, or part thereof, in its sole and absolute discretion. Unless specifically agreed to in a writing signed by Manufacturer, Manufacturer shall not be obligated to deliver any Articles to Distributor in less than twelve (12) weeks from the date Distributor places the order with Manufacturer for Articles which are manufactured by Manufacturer. ORDERS CONFIRMED BY THE MANUFACTURER TO THE DISTRIBUTOR MUST BE SUPPLIED BY DATES ON PURCHASE ORDERS FROM DISTRIBUTOR TO MANUFACTURER EXCEPT FOR CIRCUMSTANCES OUT OF THE CONTROL OF THE MANUFACTURER, WHICH SHOULD BE COVERED BY A FORCE MAJEURE.

      Product Line. Manufacturer may change the line of Articles to be offered in the Territory at any time without prior written notice and without any liability to Distributor; however, when reasonably possible, Manufacturer will make its best efforts to notify Distributor in advance of these product line changes. Promotional Materials. Manufacturer may supply advertising or promotional materials as such materials become reasonably available; however, Manufacturer is under no obligation to do so.

      Article Specification. Manufacturer may change the composition of, specification for, or design of any Article at any time upon reasonable notice to Distributor. If the changes are of a minor nature, Distributor will accept the Articles. If the changes are not of a minor nature, Distributor has a right to cancel the order for such Articles; provided, however, such cancellation must be within five (5) business days after notification is received by Distributor of such changes.

      Taxes. Distributor represents and warrants that all Articles purchased from Manufacturer are for resale in the ordinary course of Distributor's business, and that Distributor has complied and/or will comply with applicable laws and rules relating to the billing, collection and/or payment by Distributor of sales, use, franchise and all other taxes applicable to all such resale transactions and to the Articles, and Distributor agrees to indemnify and to save and hold Manufacturer harmless from all costs whatsoever for breach of this warranty and/or failure to so collect or pay any of the aforementioned taxes.

    Advertising and Promotion.

      Advertising.

        Prepared by Distributor. Distributor shall not undertake any marketing campaign during the Term without the prior written approval of Manufacturer, and Manufacturer shall have the right to reject any such proposed advertising material in its sole discretion. No proposed advertising material shall be used unless and until Distributor has received written approval thereof from Manufacturer. All of the costs, expenses and liabilities associated with the advertisement of the Articles hereunder shall be the sole and absolute responsibility of Distributor. Distributor shall submit to Manufacturer, free of charge, samples of all advertising material (in English) which Distributor proposes to use prior to using same.

        Prepared by Manufacturer. Manufacturer shall make available to Distributor, in camera ready form, all promotional materials, photographs, catalogs, posters and other advertising materials utilized by Manufacturer to promote the sales of the Articles which are appropriate for the Territory. Distributor may purchase any such promotional materials from Manufacturer for usage within the Territory, with such purchase to be at Manufacturer's cost.

      (i)MANUFACTURER MAY SUPPLIER SALES LITERATURE AND PROMOTIONAL MATERIALS AT MANUFACTURERS DISCRETION AND COST, OR SUCH SPLIT OF COSTS AS MY BE AGREED IN ADVANCE WITH THE DISTRIBUTOR.

      (ii) THE PARTIES SHALL DISCUSS IN ADVANCE THE ADVERTISING PROGRAMME FOR EACH YEAR. ALL ADVERTISING WILL BE IN KEEPING WITH THE MANUFACTURER'S IMAGE AND MARKETING POLICIES. THE SHARE OF THE COSTS WILL BE DECIDED IN ADVANCE OF ANY COSTS BEING INCURRED.

      (iii) THE SCHEDULE FOR TRADESHOWS WILL BE DECIDED IN ADVANCE AT THE BEGINNING OF EACH SALES SEASON. THE SHARE OF COSTS WILL BE DECIDED IN ADVANCE OF ANY COSTS BEING INCURRED ON A CASE BY CASE BASIS.

      Use of Trademarks. All uses of the Trademarks, including, for example, uses on labels, stationery, business cards and packaging, must be submitted to Manufacturer for approval in accordance with the procedures set forth herein.

    Termination.

      Termination by Manufacturer. Manufacturer may terminate this Agreement as follows:

        without notice, as and from the date of the happening of any of the following: (A) Distributor fails to meet the Minimum Order Requirement; (B) Distributor alters, modifies or otherwise misuses the labeling provided by Manufacturer with the Article, or the Articles themselves, or utilizes the Trademarks in any manner not permitted herein without obtaining the prior written consent of Manufacturer; (C) Distributor assigns, or attempts to assign, its rights and duties to third parties in whole or in part. This does not apply to factoring of invoices; (D) Distributor becomes insolvent or files for a petition in bankruptcy or the equivalent within the Territory; (E) if Manufacturer is notified that it is not able to register its Trademarks in any part of the Territory; or (F) any material breach of this Agreement which is not curable; or

        upon thirty (30) days written notice to Distributor upon Distributor's breach of any provision of this Agreement which is determined by Manufacturer to be curable such as (A) the prohibition of the sale of any Articles by Distributor outside of the Territory or to any person who exports or transfers, or intends to export or transfer, any Article outside of the Territory regardless of Distributor's knowledge of such , unless such violation has caused any damage to Manufacturer, or (B) Distributor's payment for any Articles within the time provided herein.

        Distributor recognizes that Vinay Melwani introduced Distributor to Manufacturer and agrees that Vinay Melwani will continue to sell the articles in the territory. If Vinay Melwani ceases to sell the articles in the territory, Manufacturer has the right to terminate this Agreement.

      Agreement to Terminate. Nothing contained herein shall preclude the parties hereto from agreeing, by mutual written consent, to terminating this Agreement prior to the conclusion of the Term.

    Obligations Upon Termination.

      Payments. Each party shall pay to the other party all amounts which are owing to the other party in accordance with the terms of payment therefor and shall not withhold any amounts or make any set-off against a claim or damages sought.

      Pending Orders. If an order from Distributor has been accepted by Manufacturer prior to the date of termination of this Agreement but has not been shipped upon the date of termination, Manufacturer shall have the option to cancel such order or any part thereof by written notice to Distributor within ten (10) days after such date of termination. With respect to any order not so canceled, Manufacturer shall fill such order in accordance with the provisions of this Agreement.

      Repurchase Option. Manufacturer may, at its option, repurchase from Distributor all or any part of the Articles in Distributor's possession or under Distributor's control and unsold on the date of termination. Manufacturer shall, if it exercises this option, pay Distributor a price equal to Distributor's net invoice purchase price for such Articles. Distributor may sell, in the ordinary course of business, all of the Articles in its possession or under its control that Manufacturer elects not to repurchase from Distributor hereunder. Such sales must be in strict accordance with the terms of this Agreement and no such sales may be made more than ninety (90) days after notice of Manufacturer's election herein.

      Limitation of Liability. Manufacturer shall not be liable to Distributor or to any other person solely by reason of the termination of this Agreement for any reason whatsoever, including, but not limited to, direct, indirect, special, consequential or incidental damages sustained by reason of such termination (including, without limitation, any claim for loss of compensation or profits or loss of prospective compensation or prospective profits in respect of sales of any of the Articles or on account of any expenditures, investments, leases, capital improvements or any of the commitments made by either party in connection with their respective businesses made in reliance upon or by virtue of this Agreement or otherwise). Distributor shall not have the right to and hereby waives any equitable or provisional remedies, including without limitation specific performance, by reason of the termination of this Agreement, provided that nothing shall restrict Distributor's rights to damages in the event of wrongful termination or a material breach of this Agreement by Manufacturer.

        NEITHER PARTY SHALL IN ANY CIRCUMSTANCES WHATSOEVER TO THE OTHER FOR ANY INDIRECT OR CONSEQUENTIAL LOSS ARISING OUT OF OR IN CONNECTIO WITH ANY BREACH OR NON-PERFORMANCE OF THE AGREEMENT NOR SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER FOR ANY INDIRECT OF CONSEQUENTIAL LOSS RESULTING FROM ANY TORT, INCLUDING WITHOUT LIMITATION NEGLIEGENCE OR MISREPRESENTATION IN ANY WAY RELATED TO THE SUUPLY BY THE MANUFACTURER AND DISTRIBUTION BY THE DISTRIBUTOR OF PRODUCTS UNDER THIS AGREEMENT.

        THE LIABILITY OF EACH PARTY IN RESPECT OF ANY DIRECT LOSS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND (IN THE EVENT THAT EITHER PARTY IS NOT FOR ANY REASON ENTITTLIED TO RELY ON CLAUSE (i) ABOVE SHALL BE LIMITED TO $500,000 OTHER THAT DISTRIBUTORS LIABILITY TO MANUFACTURER RELATING TO PAYMENT FOR THE PRODUCTS

        NOTHING IN CLAUSES (i) AND (ii) SHALL BE DEEMED TO EXCLUDE THE LIABILITY OF EITHER PARTY FOR DEATH OR PERSONAL INJURY CAUSED BY IT'S NEGLIGENCE, NOR FOR FRAUD OR FRAUDULENT MISSTATEMENT.

        CLAUSES (i) TO (iii) SHALL BE CONSTRUED SEVERALLY AND AS SEPARATE CONTRACT TERMS.

      (v) THE PROVISION OF THE CLAUSE SHALL SURVIVE THE TERMINATION OR EXPIRRY OF THIS AGREEMENT

      Trademarks. Upon the termination of this Agreement, Distributor shall immediately cease all use of the Trademarks and return to Manufacturer, or at Manufacturer's option destroy, all advertising and other materials containing or using the Trademarks.

    Trademarks and Trade Names/Design Rights.

      Protection of Intellectual Properties. Distributor acknowledges Manufacturer's rights in and to the Trademarks and acknowledges that all of Distributor's uses of the Trademarks inures to the exclusive benefit of Manufacturer. During the Term, or thereafter, Distributor shall not:

        Claim ownership of or attempt or register any Trademarks in any country or state, including the Territory;

        Do or commit any act which would adversely affect the validity of the Trademarks in any country, including the Territory;

        Infringe the Trademarks;

        Attack the validity of the Trademarks or this Agreement;

        Use any business name with the Trademarks in it; provided, however, that Distributor may indicate that it is the exclusive distributor for Manufacturer or the Trademarks in the Territory as long as the content, form and manner for such indication has been approved by Manufacturer in writing and in advance;

        Display the Trademarks in a manner which might mislead purchasers into believing that Distributor was, itself, Manufacturer or an affiliate or subsidiary thereof; or

        Engage in any other activity including a cancellation action that may contest, dispute, dilute or otherwise impair the right, title or interest of Manufacturer in the Trademarks. For the purpose of protection of ownership in the Trademarks only, all uses of the Trademarks made by or on behalf of Distributor are deemed to have been made by Manufacturer.

      Infringement Actions. Distributor shall not have the right to bring forth infringement actions to protect any of the Trademarks unless with the prior written consent of Manufacturer. Distributor must notify Manufacturer of any infringement or potential infringement in the Territory that it becomes aware of during the Term. Manufacturer shall, in its sole and absolute discretion, take such action or actions as it may deem necessary to protect the Trademarks and all associated goodwill in the Territory, but shall have no obligation to do so.

      Registration of Trademarks. Distributor represents and warrants that it has not registered and in the future will not attempt to register the Trademarks or any confusingly similar marks or names in its own name or for its own benefit in any country or territory in the world. Distributor agrees that it will not knowingly or unknowingly infringe the Trademarks inside or outside the Territory.

      Rights in Marks. If at any time during the Term Manufacturer determines, in its reasonable opinion, that it is unable to provide Distributor with the rights necessary to distribute the Articles in the Territory under certain of the Trademarks then this Agreement shall immediately terminate with respect to such Trademark(s) upon written notice by Manufacturer to Distributor stating such determination. Distributor may not distribute any of the Articles bearing such identified Trademark(s) after such notice. At that time, all outstanding orders to Manufacturer for goods bearing such mark(s) shall be canceled. Manufacturer shall refund any monies received from Distributor in advance of shipment of Articles bearing such Trademark(s) for which orders are pending. Additionally, Manufacturer shall repurchase from Distributor, Distributor's entire inventory of Articles bearing such Trademark(s) for the same invoice amount charged to Distributor by Manufacturer. Such repurchase shall be on other terms that are mutually acceptable to the parties. The terms of this section state the sole remedy available to Distributor in the event such determination is made by Manufacturer.

      Design Rights. Distributor acknowledges and agrees that, as between Manufacturer and Distributor, Manufacturer owns all of the Design Rights and that any usage of the Design Rights by Distributor shall inure to the benefit of Manufacturer. Distributor shall not have the right to bring forth infringement actions to protect any of the Design Rights unless with the prior written consent of Manufacturer. Distributor must notify Manufacturer of any infringement or potential infringement in the Territory that it becomes aware of during the Term. Manufacturer shall, in its sole and absolute discretion, take such action or actions as it may deem necessary to protect the Design Rights.

    Indemnification, Representations, And Warranties.

      Distributor's Indemnification. Distributor agrees to indemnify, protect, hold harmless and defend Manufacturer and its officers, directors, shareholders, agents, and employees from and against any and all claims, suits, loss, liability, expense and damage, including costs of suit and attorneys' fees, arising out of the claim of any broker, finder or agent in connection with the making of this Agreement, or arising out of or in any way alleging any acts or omissions of Distributor in connection with Distributor's importation, sales, advertising, marketing, distribution, or other activities under or related to this Agreement. In addition, if a claim for which Distributor is obligated to provide indemnification is made, Manufacturer shall be entitled to defense by counsel of its choice, to be paid for by Distributor upon presentation of legal bills or requests for retainer.

      MANUFACTURER'S INDEMNITY THE MANUFACTURER AGGRESS TO INDEMNIFY THE DISTRIBUTOR AGAINST ANY LOSS THE THE USE OF THE MANUFACTURER'S TRADEMARK INFRINGES THE INTELLECTUAL PROPERTY OF ANY THIRD PARTY.

      Product Warranties. Distributor acknowledges that Manufacturer has made no representation or warranty except as expressly provided with respect to the Articles. There are no implied warranties for merchantability or fitness for any particular purposes.

      Impediments. The parties respectively represent and warrant that they have the final right, power and authority to enter into this Agreement and to perform all obligations, that they are under no legal impediment which would prevent their entering into and performing this Agreement, and that they are financially capable of performing their obligations.

    Trade Secrets and Confidentiality.

      Preservation of Confidentiality.  A confidential relationship is created by this Agreement. Each party shall keep confidential, and not disclose to others, or take or use for its own purposes (except in connection with its rights and obligations under this Agreement) any Trade Secrets of the other.

      No Access to Trade Secrets. Distributor shall have no right of access to Manufacturer's Trade Secrets and waives all rights to see such Trade Secrets in the course of arbitration or litigation.

      Publication of Articles. Distributor shall obtain prior written permission of Manufacturer to publish or cause to be published any article, book, textbook, play, tape recording or any other form of communication concerning Manufacturer, the Trademarks, the Articles or the business or principals of Manufacturer. This subsection is not intended to limit the right and obligation of Distributor to generate publicity for the purpose of promotion of the sale of the Articles, including media interviews, press releases and other normal public relations activity.

    Resolution of Disputes.

      Arbitration. Any claim, dispute or controversy arising out of, or relating to any section of this Agreement or the making, performance or interpretation of the rights and obligations explicitly set forth in this Agreement, shall, upon the election by written notice of either Manufacturer or Distributor, be settled on an expedited basis by binding arbitration in Los Angeles County, California, U.S.A. before a single arbitrator from the Judicial Arbitration Mediation Service ("JAMS"), mutually agreeable to the parties hereto, and, if no agreement is reached, before the arbitrator from JAMS selected in accordance with the rules of JAMS then in effect, which arbitration shall be conducted in accordance with such rules, and judgment upon any award rendered may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be binding on all of the parties, and any right to judicial action on any matter subject to arbitration hereunder is hereby waived, unless otherwise provided by applicable law or in any section of this Agreement, except suit to enforce the arbitration award or in the event arbitration is not available for any reason. The arbitrator shall be bound by the terms and conditions of this Agreement and shall not extend, modify or suspend any of the provisions of this Agreement.

      Provisional Remedies. The parties shall have all rights to provisional remedies that they would have at law or equity.

      Time Limitation on Bringing Claims. Any claim arising hereunder is barred and waived unless the claimant institutes arbitration proceedings prior to the date when any action in court with respect thereto would be barred by the applicable statute of limitations. The failure to institute arbitration proceedings prior to the expiration of the applicable statute of limitation shall constitute an absolute bar to the institution of any arbitration or other proceeding by either party. All issues relating to the statute of limitations barring or preventing the commencement of proceedings shall be determined by the court and not by the arbitrators, who shall have no power or jurisdiction to determine such issues.

      Governing Law, Forum, Headings. All questions concerning this Agreement, the rights and obligations of the parties, the enforcement thereof, and the validity, effect, interpretation and construction thereof, shall be governed by and determined under the internal laws of the State of California, except that any questions governed by the trademark statutes of the United States of America or within the Territory shall be governed by and determined under such statutes. If for some reason, a dispute it not resolved by binding arbitration in accordance with this Agreement, then the forum for the resolution of any dispute related to this Agreement or the entry of an arbitration ruling, in state court, federal court or arbitration, shall be Los Angeles County, California, U.S.A. Distributor waives any objection to: (a) personal jurisdiction; (b) venue; and (c) service of process of any federal or state court in Los Angeles County, California. Service of process upon Distributor shall be effective upon delivery by Federal Express, DHL Courier, or any other form of mail service for which a signature is required.

      Remedies. The rights and remedies of each party to this Agreement are not exclusive but shall be in addition to all of the rights and remedies to which that party is entitled against the other party under the law governing this Agreement.

    General Provisions.

      Relationship of the Parties. The relationship of Manufacturer to Distributor is that of an independent contractor. Nothing in this Agreement shall be construed to place the parties in the relationship of legal representatives, partners, joint venturers, employees or agents. Distributor shall have no power to obligate or bind Manufacturer in any manner nor shall it have the power to make any warranty or guarantee on behalf of Manufacturer.

      Assignability. The rights granted in this Agreement are personal to Distributor, and Distributor may not assign or sublicense any of its rights or delegate or pledge any of its duties hereunder without prior written consent of Manufacturer, which consent shall not be unreasonably withheld. Any attempted assignment or sublicense in violation of this provision shall be void. For purposes of this provision any sale of the stock of Distributor which effectively transfers control of Distributor to the buyer thereof shall be deemed to be an assignment of this Agreement.

      Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement, or to object to any failure to comply with any provision of this Agreement, shall not constitute a waiver of that term or provision, estop that party from later enforcing that term or provision, or preclude, by estoppel or waiver, that party from enforcing that term or provision. The receipt by a party of any benefit from this Agreement shall not affect waiver or estoppel of the right of that party to enforce any section. None of the terms of this Agreement shall be deemed to be waived or modified, including all provisions of this section, except by an express agreement in writing signed by an authorized officer of the party against whom enforcement of the waiver or modification is sought, supported by a new consideration.

      Entire Agreement. This Agreement, including all exhibits attached hereto, constitutes the entire agreement between the parties, and supersedes all prior negotiations and agreements between the parties concerning its subject matter. This writing is intended as the final, complete and exclusive statement of the terms of the Agreement between the parties and cannot be changed or terminated orally. This Agreement represents the final written expression of the understanding reached at arm's length between the parties, and neither party shall be construed as the draftsman of this document.

      Notices and Communications. All notices, claims, certificates, requests, demands and other communications hereunder ("Notices"), to be given or delivered hereunder by either party to the other, shall be in writing and shall be deemed to have been given or delivered to the recipient: (1) upon delivery by hand, if such delivery is before 4:00 p.m., local time, on a business day and at the address of the recipient set forth herein (if delivery is made later than 4:00 p.m., then such delivery is deemed to have occurred on the next business day); (2) three (3) days after deposit if sent by First Class United States mail, postage prepaid, to recipient at the address set forth below; (3) upon receipt if sent by registered or certified United States mail, postage prepaid, return receipt requested, to the recipient at the address set forth below; or (4) upon sending of a facsimile to the facsimile number of recipient where such facsimile is sent before 4:00 p.m., receiver's time, on a business day (if transmission is made later than 4:00 p.m., then such delivery is deemed to have occurred on the next business day):

      If to Manufacturer:

      Guru Denim Inc.

      201 East Arena Street

      El Segundo, California 90245

      Attention: Jeffrey Lubell

      Telephone: (310) 615-1978

      Facsimile: (310) 615-1975

      If to Distributor:

      Tom Cornwell

      AREA 142 Limited

      142 Lowden Road

      London SE24 OBQ United Kingdom

      Telephone: _44 20 7924 9503

      Facsimile: 44 20 7924 0658

      or to such other address as a party shall notify the other party in accordance with the provisions of this Section.

      Language. All communications relating to this Agreement shall be in English.

      U.S. Dollars. References in this Agreement to "dollars" shall mean U.S. Dollars.

      Severability. In the event that any one or more of the provisions contained in this Agreement should be held by a court or administrative body of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be in any way affected or impaired thereby, and this Agreement shall be interpreted and construed as if such provision, to the extent that the same shall have been held illegal, invalid or unenforceable, had never been contained herein; provided, however, that if the restrictions in Section 5(d) are held to be illegal or unenforceable to any extent, Manufacturer may terminate this Agreement immediately upon notice to Distributor.

      Headings. The headings of the sections of this Agreement are for the convenience of reference only, do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

      Multiple Agreements.  In the event Distributor is a party to more than one agreement with Manufacturer for the distribution and/or manufacture of Manufacturer's products, separate reports and records shall be maintained and generated as required for each agreement.

      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MANUFACTURER:

GURU DENIM, INC.

By:/s/ Jeffrey Lubell

Name: Jeffrey Lubell

Its: President

DISTRIBUTOR:

AREA 142 Limited

By:/s/ Tom Cornwell

Name: Tom Cornwell

Its: Director